Filed Pursuant to Rule 424(b)(3)
File No. 333-149899

CAREY WATERMARK INVESTORS INCORPORATED

Prospectus Supplement No. 5 Dated August 27, 2013

To Prospectus Dated April 30, 2013

This prospectus supplement (the “Prospectus Supplement”) is part of, and should be read in conjunction with, the prospectus of Carey Watermark Investors Incorporated, dated April 30, 2013 (as amended or supplemented, the “Prospectus”). Unless the context indicates otherwise, the information contained in this Prospectus Supplement supersedes the information contained in the Prospectus. Terms used but not defined in the Prospectus Supplement shall have the meanings given to them in the Prospectus. A copy of the Prospectus will be provided by Carey Watermark Investors Incorporated upon request.

INDEX TO THIS SUPPLEMENT

Recent Developments	S-1

RECENT DEVELOPMENTS

Our Offering and Issuances through our Distribution Reinvestment Plan

As detailed in the Prospectus, we are offering up to $1,237,500,000 in shares of our common stock, including $237,500,000 in shares of common stock through our distribution reinvestment plan. As of August 22, 2013, we have issued 54,246,588 shares of our common stock in connection with our offering raising aggregate gross proceeds of $540,426,670. In addition, as of August 22, 2013, we have issued 692,424 shares of common stock ($6,578,033) pursuant to our distribution reinvestment plan.

Acquisitions

The following section supplements the discussion contained in the “Prospectus Summary—Description of Properties” section, which begins on page 6 of the Prospectus.

General Property Information

Hotels	City	State	Acquisition Date	Rooms	Franchise	Manager
Raleigh Marriott City Center	Raleigh	NC	August 13, 2013	400	Marriott	Noble - Interstate Management Group, LLC

Description of the Properties

The following section supplements the discussion contained in the “Description of Properties” section, which begins on page 116 of the Prospectus.

The table below sets forth information with respect to the hotel acquired as of the date of this prospectus (dollars in thousands).

Hotels	City	State	Acquisition Date	Type	Rooms	Franchise	Manager	CWI Ownership %	CWI Investment	Acquisition Fees Paid to Advisor	Initial Debt	Interest Rate	Maturity Date

Raleigh Marriott City Center	Raleigh	NC	August 13, 2013	Full Service	400	Marriott	Noble - Interstate Management Group, LLC	100%	$83,000	$2,217	$51,500	4.61%	September 1, 2038

The following tables present occupancy, average daily rate, or ADR, and RevPAR of the hotel acquired as of the date of this prospectus for the calendar years 2008 through 2012 and the six months ended June 2013.

Occupancy (%)(1)
Hotel	2008	2009	2010	2011	2012	2013
Raleigh Marriott City Center	37.8%	57.4%	65.6%	69.4%	72.0%	73.6%

(1)      Occupancy is the percentage of rooms sold divided by rooms available.

ADR(1)
Hotel	2008	2009	2010	2011	2012	2013
Raleigh Marriott City Center	$136.11	$125.29	$125.39	$133.11	$135.71	$138.16

(1)      ADR is room revenue divided by rooms sold, displayed as the average rental rate for a single room.

RevPAR(1)
Hotel	2008	2009	2010	2011	2012	2013
Raleigh Marriott City Center	$51.44	$71.92	$82.26	$92.38	$97.71	$101.69

(1)      RevPAR is room revenue divided by available rooms.

The table below illustrates the property tax information for fiscal year 2012.

Property Tax Information
Hotel	Tax Year	Real Property Tax Rate	Real Property Tax
Raleigh Marriott City Center	2012	0.9952%	$517,916

The table below presents information about proposed renovations as of the date of this prospectus.

Hotel	Proposed Renovations
Raleigh Marriott City Center	A $2.5 million renovation associated with the change of ownership and PIP primarily focused on the meeting space and restaurant and was funded at the closing.